AMENDMENT

This Amendment (the “Amendment”) to the Reinsurance Agreements listed in the attached Schedule 1 (the “Agreements”) is made by and between THRIVENT FINANCIAL FOR LUTHERANS (hereinafter referred to as the “Ceding Company”) and SCOR GLOBAL LIFE AMERICAS REINSURANCE COMPANY and SCOR GLOBAL LIFE USA REINSURANCE COMPANY (collectively hereinafter referred to as the “Reinsurer”).

The parties’ purpose for this Amendment is to increase the policy face amount threshold for claims eligible for the Document Reduction Program (“DRP”).

NOW, THEREFORE, for good and valid consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.

Effective for claims submitted on or after January 1, 2025, the parties agree to apply the DRP in accordance with that certain amendment between the parties effective January 1, 2023 (the “2023 Amendment”), to claims where the policy face amount is $500,000 or less.

2.	Except for the change in threshold from $250,000 to $500,000, all terms of the DRP remain the same and as set forth in the 2023 Amendment.

All terms, provisions and conditions of the Agreements shall continue unchanged, except as specifically provided in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date stated below. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

THRIVENT FINANCIAL FOR LUTHERANS
By:	/s/ Caleb A Bousu
Name:	Caleb A Bousu
Title:	SVP, Chief Actuary
Date:	Feb 28, 2025

SCOR GLOBAL LIFE AMERICAS REINSURANCE COMPANY,

SCOR GLOBAL LIFE USA REINSURANCE COMPANY,

By:	/s/ Meredith FUNDERBURK (Feb 27, 2025 14:47 EST)	By:	/s/ Louis GIRARD
Name:	Meredith FUNDERBURK	Name:	Louis GIRARD
Title:	VP	Title:	AVP
Date:	Feb 27, 2025	Date:	Feb 27, 2025

DRP Amendment Thrivent

SCHEDULE 1

AGREEMENTS

Reinsurance Agreement #	Agreement Effective Date	Reinsurer
201711.1	11/11/2017	SCOR Global Life USA Reinsurance Company
201210.2	10/1/2012	SCOR Global Life Americas Reinsurance Company

DRP Amendment Thrivent